EX-99.1

For more information:

Michael O’Neill

Chief Financial Officer

Alphatec Spine, Inc.

(760) 494-6746

investorrelations@alphatecspine.com

Westwicke Partners

Lynn C. Pieper

(415) 202-5678

lynn.pieper@westwicke.com

ALPHATEC SPINE ANNOUNCES DEBT REFINANCING

-- New Credit Facility Reduces Future Debt Service Costs --

CARLSBAD, Calif., November 1, 2010 - Alphatec Holdings, Inc. (Nasdaq:ATEC), the parent company of Alphatec Spine, Inc., a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, with a focus on treating conditions related to the aging spine, announced today that it has amended and restated its loan agreement with Silicon Valley Bank that provides for a $32 million working capital revolving line of credit.

The new credit facility is based on the Company’s working capital balances for eligible accounts receivable and inventory. The maturity date of the credit facility is October 2013. The credit facility provides a significant reduction in interest expense and terminates the principal amortization payments that existed in the prior credit facility.

The proceeds of the new credit facility shall primarily be used to pay off the Company’s existing credit facilities with Silicon Valley Bank and Oxford Finance Corporation.

“We are pleased to extend our credit and commercial banking relationship with Silicon Valley Bank. The new facility provides a significant reduction in our current debt service costs, which allows us to have more flexibility in the funding of our operations.” said Dirk Kuyper, the Company’s President and Chief Executive Officer.

Michael White, Senior Relationship Manager, Life Sciences, Silicon Valley Bank added, “We value our relationship with Alphatec Spine and are pleased to continue providing them with the financing and banking services they need to grow their business both here in the U.S. and internationally.”

A copy of the credit agreement referenced in this press release will be filed with the SEC by the Company and the foregoing description is subject to the actual terms of the agreement.

About Alphatec Spine

Alphatec Spine, Inc. is a wholly owned subsidiary of Alphatec Holdings, Inc. (Nasdaq:ATEC). Alphatec Spine is a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, primarily focused on the aging spine. The

Company's mission is to combine world-class customer service with innovative, surgeon-driven design that will help improve the aging patient's quality of life. The Company is poised to achieve its goal through new solutions for patients with osteoporosis, stenosis and other aging spine deformities, improved minimally invasive products and techniques and integrated biologics solutions. In addition to its U.S. operations, the Company also markets its products in over 50 international markets through its subsidiary, Scient’x S.A., via a direct salesforce in France, Italy and the United Kingdom and via independent distributors in the rest of Europe, the Middle East and Africa, South America and Latin America. In Asia and Australia, the Company markets its products through its subsidiary, Alphatec Pacific, Inc, and through Scient’x’s distributors in China, Korea and Australia.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Shareholders are cautioned that all forward-looking statements are based largely on Alphatec's expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond Alphatec's control. Statements containing a projection of revenue, earnings, EBITDA, cost and revenue synergies, additional market opportunities, future economic performance, product development timelines, the acceptance of products by the surgeon community and the Company’s ability to achieve the financial covenants set forth in the amended and restated credit agreement are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include product liability litigation and litigation related to the infringement of intellectual property of a third party; the impact of healthcare reform and regulations in the United States and other jurisdictions; the Company's ability to meet its financial guidance; the growth rate of the spine market related to aging and elderly patients; the ability to achieve regulatory approval for products in the Company's development pipeline and the successful adoption of such products once approved; the Company's ability to develop and expand its business in the globally; the Company's ability to compete with other competing products and with emerging new technologies; continuation of favorable third party payor reimbursement for procedures performed using the Company's products; unanticipated expenses or liabilities or other adverse events affecting cash flow or the Company's ability to successfully control its costs or achieve profitability; and the uncertainty of additional funding. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Company's Annual Report on Form 10-K and in the Company's other filings with the Securities and Exchange Commission (the "SEC") available at the SEC's website at http://www.sec.gov.

About Silicon Valley Bank

Silicon Valley Bank is the premier commercial bank for companies in the technology, life science, venture capital, private equity and premium wine industries. SVB provides a comprehensive suite of financing solutions, treasury management, corporate investment and international banking services to its clients worldwide. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients' success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 26 U.S. offices and international operations in China, India, Israel and the United Kingdom. Silicon Valley Bank is a member of global financial services firm SVB Financial

Group (NASDAQ: SIVB), with SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services. More information on the company can be found at www.svb.com.

Silicon Valley Bank is the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve System.

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